INVESTMENT ELECTION FORM
                            ------------------------

                        PARTICIPANT ELECTION TO INVEST IN
                           PORT FINANCIAL CORP. STOCK
                             ("EMPLOYER STOCK FUND")

                  SAVINGS BANK EMPLOYEES RETIREMENT ASSOCIATION
                            401(K) PLAN AS ADOPTED BY
                               CAMBRIDGEPORT BANK

         IF YOU WOULD LIKE TO PARTICIPATE IN THE OFFERING USING AMOUNTS
           CURRENTLY IN YOUR ACCOUNT IN THE BANK'S 401(K) PLAN, PLEASE
             COMPLETE THIS FORM AND RETURN IT TO ROBERT MONTGOMERY-
             RICE IN THE HUMAN RESOURCES DEPARTMENT BY NO LATER THAN
                          10:00 A.M. ON MARCH 10, 2000.

PARTICIPANT'S NAME (PLEASE PRINT):________________________________________
ADDRESS:__________________________________________________________________
             STREET           CITY              STATE             ZIP CODE
SOCIAL SECURITY NUMBER:______________SBERA CERTIFICATE NUMBER:__________

1.       BACKGROUND INFORMATION

         Port Financial Corp. will be issuing shares of common stock, par value $ 0.01 per share (the "Common Stock"), to certain depositors and the public (the "Offering") in connection with the conversion of Cambridgeport Bank from a mutual holding company to a stock holding company structure.

         Participants in the Cambridgeport Bank 401(k) Plan (the "Plan") are being given an opportunity to direct the trustee of the Plan (the "Trustee") to purchase Common Stock in the Offering with amounts currently in their Plan account. In connection therewith, a new investment fund under the Plan--the "EMPLOYER STOCK FUND"--comprised primarily of Common Stock is being established. Participants are also being given the opportunity, after the Offering, to direct future pay deferrals under the Plan to the Employer Stock Fund. Because it is actually the Plan that purchases the Common Stock, Participants would acquire a "participation interest" (expressed as units of the Employer Stock Fund) in the shares and would not own the shares directly.

         Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the Prospectus and the Summary Plan Description that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Notwithstanding this irrevocability, Participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the Plan's other investment funds at such times as are provided for under the Plan's rules for such transfers.



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                                       -2-

         INVESTING IN ANY STOCK ENTAILS SOME RISKS AND WE ENCOURAGE YOU TO DISCUSS YOUR INVESTMENT DECISION WITH YOUR INVESTMENT ADVISOR. NEITHER THE TRUSTEE NOR THE PLAN ADMINISTRATOR IS AUTHORIZED TO MAKE ANY REPRESENTATIONS ABOUT THIS INVESTMENT. YOU SHOULD NOT RELY ON ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THE PROSPECTUS AND THE SUMMARY PLAN DESCRIPTION IN MAKING YOUR INVESTMENT DECISION.

         Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Offering. These restrictions are described in the Prospectus.

2.       INVESTMENT ELECTIONS

         If you would like to participate in the Offering with amounts currently in your 401(k) Plan, please complete the box below, indicating what percentage of each of your current funds you would like to transfer into the Employer Stock Fund. In calculating the number of shares of Common Stock that the Trustee will purchase in the Offering based on your election, the Trustee will use your 401(k) account balances as of March 1, 2000. Thus, for example, if your SBERA Equity Account balance as of March 1, 2000 totals $ 5,000 and you elect below to transfer 20% from your SBERA Equity Account balance to the Employer Stock Fund, the Trustee of the Plan will use $ 1,000 (20% of $ 5,000) from your SBERA Equity Account to purchase 100 shares of Common Stock at a purchase price of $10.00 per share. You may obtain your account balance information through the Voice Response System at (888) 723-7201 or through the Internet at WWW.SBERA.COM.

         In the event that the Trustee is unable to use the total amount that you elect below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Offering, the amount that is not invested in the Employer Stock Fund will be reallocated among your other 401(k) fund investments in the same manner that your current elective pay deferrals are being allocated.

         INDICATE THE WHOLE PERCENTAGE TO BE TRANSFERRED FROM ONE OR MORE OF THE FOLLOWING FUNDS INTO THE EMPLOYER STOCK FUND:

PERCENTAGE       FROM FUND                        PERCENTAGE      FROM FUND
  _____%         SBERA Money Market               _____%          Vanguard Index 500

  _____%         SBERA Equity Account             _____%          Fidelity Enhanced Index

  _____%         SBERA Bond Account               _____%          Putnam Small Cap Equity

  _____%         SBERA Asset Account              _____%          Putnam International Equity


NOTE: IF YOU DO NOT COMPLETE THIS BOX, YOU WILL NOT PARTICIPATE IN THE OFFERING BY USING YOUR 401(K) PLAN FUNDS.

3.       PURCHASER INFORMATION

         The ability of participants in the Plan to purchase Common Stock in the Conversion and to direct their current account balances into the Employer Stock Fund is based upon the participant's status as an Eligible Account Holder or Supplemental Eligible Account Holder. Please indicate your status.

         a.[ ] Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with Cambridgeport Bank as of July 31, 1999.

         b.[ ] Supplemental Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with Cambridgeport Bank as of September 30, 1999, but are not an Eligible Account Holder.

         c.[ ] Employee of Cambridgeport Bank who does not otherwise qualify as an Eligible Account Holder or Supplemental Eligible Account Holder.

4.       PARTICIPANT SIGNATURE AND ACKNOWLEDGMENT - REQUIRED

By signing this Election Form, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have read a copy of the Prospectus and Summary Plan Description relating to the issuance of Common Stock that accompany this Investment Election Form. I am aware of the risks involved in investing in Common Stock and understand that the Trustee and Plan Administrator are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.




     Participant's Signature:________________________Date Signed:_______________

                                      * * *

               THIS FORM MUST BE COMPLETED AND RETURNED TO ROBERT
                MONTGOMERY-RICE IN THE HUMAN RESOURCES DEPARTMENT
                          AT THE BANK BY NO LATER THAN
                          10:00 A.M. ON MARCH 10, 2000.

         This Investment Election Form only covers the investment of your current account balance in the 401(k) Plan in the Employer Stock Fund. If you would like to invest future contributions in the Employer Stock Fund, you will need to change your current investment elections by completing a new investment election form. These forms are available from the Human Resources Department.